Exhibit 99.1

		News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: October 17, 2013

Capital One Reports Third Quarter 2013 Net Income of $1.1 billion,

or $1.86 per share

McLean, Va. (October 17, 2013) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2013 of $1.1 billion, or $1.86 per diluted common share, flat to the second quarter of 2013 with net income of $1.1 billion, or $1.87 per diluted common share, and down from the third quarter of 2012 with net income of $1.2 billion, or $2.01 per diluted common.

“Our businesses continue to deliver attractive, sustainable, and resilient returns and generate capital on a strong trajectory,” said Richard D. Fairbank, Chairman and CEO. “We remain focused on important levers that will sustain and improve our profitability and our ability to distribute capital.”

All comparisons below are for the third quarter of 2013 compared with the second quarter of 2013 unless otherwise noted.

Third Quarter 2013 Income Highlights:

•	Total net revenue increased less than 1 percent to $5.7 billion

•	Total non-interest expense increased 3 percent to $3.1 billion

•	Pre-provision earnings decreased 3 percent to $2.5 billion

•	Provision for credit losses increased 11 percent to $849 million

•	Non-interest expense includes $101 million for litigation reserves

Third Quarter 2013 Balance Sheet Highlights:

•	Tier 1 common ratio of 12.7 percent, up 60 basis points

•	Net interest margin of 6.89 percent, up 6 basis points

•	Period-end loans held for investment increased $302 million, or less than 1 percent, to $191.8 billion

•	Domestic Card period-end loans decreased $554 million, or less than 1 percent, to $69.9 billion

•	Commercial Banking period-end loans increased $1.6 billion, or 4 percent, to $42.4 billion

•	Consumer Banking

•	Auto Finance period-end loans increased $1.4 billion, or 5 percent, to $30.8 billion

•	Home loans period-end loans decreased $2.3 billion, or 6 percent, to $36.8 billion, driven by run-off of acquired portfolios

Capital One Third Quarter 2013 Earnings

Third Quarter 2013 Balance Sheet Highlights:

•	Average loans held for investment in the quarter increased $573 million, or less than 1 percent, to $191.1 billion

•	Domestic Card average loans declined $19 million, or less than 1 percent, to $69.9 billion

•	Commercial Banking average loans increased $2.1 billion, or 5 percent, to $41.6 billion

•	Consumer Banking

•	Auto Finance average loans increased $1.5 billion, or 5 percent, to $30.2 billion

•	Home loans decreased by $2.7 billion, or 7 percent, to $37.9 billion, driven by run-off of acquired portfolios

•	Period-end total deposits decreased $3.0 billion, or 1 percent, to $206.8 billion, while average deposits declined $2.3 billion, or 1 percent, to $208.3 billion

•	Deposit interest rates declined 2 basis points to 0.79 percent

Detailed segment information will be available in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Earnings Conference Call Webcast Information

The company will hold an earnings conference call on October 17, 2013, at 5:00 PM, Eastern Daylight Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us”, then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 7, 2013 at 5:00 PM.

Forward Looking Statements

Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2012.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $206.8 billion in deposits and $289.9 billion in total assets as of September 30, 2013. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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